Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of December 2, 2019 is by and between ComSovereign Holding Corp., a Nevada corporation (the “Company” or “Employer”), and John E. Howell, a resident of Florida (the “Employee”).

WHEREAS, the Company desires to employ the Employee and to enter into this Agreement embodying the terms of such employment; and

WHEREAS, the Employee is willing to accept employment on the terms hereinafter set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. The Employee shall be employed by the Company for a period commencing on December 2, 2019, (the “Effective Date”), and ending on December 31, 2023 (the “Term”) or such earlier time as the Employee’s employment may be terminated pursuant to Section 7 of this Agreement. Following completion of the Term, employment shall automatically renew for successive one-year periods (each such renewal, a “Renewal Term”), also subject to termination of employment pursuant to Section 7, unless either party shall give written notice to the other not less than 30 days prior to the end of the Term or any Renewal Term, as the case may be, of his or its intent not to renew.

2. Position.

(a) The Employee shall serve as President and shall directly report to the Board of Directors of the Company and shall have the professional duties and authority as the Board of Directors of the Company may from time to time prescribe.

(b) The Employee agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Chairman, any Confidential Information as defined herein and in separate agreement(s) executed between the Parties on even date herewith.

3. Base Salary. During the Term or any Renewal Term, the Company shall pay the Employee a base salary (as increased from time to time, the “Base Salary”) at the initial annual rate of $150,000.00 USD per year, payable in regular monthly or bi-weekly installments in accordance with the Company’s standard payroll practices. The Base Salary may be increased by the Company at any time after the initial period, from time to time as deemed appropriate by the Company’s Board of Directors but shall not be reduced.

4. Incentive Compensation. The Employee shall receive an employee Incentive Stock Option grant from the Company (an “ISOP Grant”) each year during the Term, as determined by the Compensation Committee of the Board of Directors, with a strike price equal to that of the other corporate officers and directors under that current year’s approved option grants. Partial years worked will receive the pro-rata amount of the annual ISOP bonus. Employee shall have no rights to any portions of any ISOP Grant until the vestment of said grant. The options in each grant vest in the same fashion as the directors and other officers of the Company.

The Employee shall also receive, upon execution of this Agreement, a Restricted Stock Award of 300,000 shares of common stock, which shares shall vest annually in arrears at the rate of 100,000 shares on the first, second and third anniversaries of employment.

5. Employee Benefits/Vacation. During the Term or any Renewal Term, the Employee shall be provided with employee benefits on the same basis as benefits are generally made available to other employees of the Company. The Employee shall be entitled to paid vacation in accordance with Company policy, but not less than four (4) weeks per calendar year. Vacation time must be used or forfeited and will not accrue into the following calendar year. A health insurance premium benefit will be allowed and paid monthly to Employee in the amount of $1,000.00 USD for the first six months of the Term. Thereafter, so long as Employee is employed, the health insurance premium will be increased to an amount equal to the Employee’s actual monthly health insurance premium or $1,500 per month, whichever is lower.

6. Business Expenses. During the Term or any Renewal Term, reasonable and documented business expenses incurred by the Employee in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies. Expenses in excess of $5,000 individually or $10,000 in the aggregate in any given month shall have the prior written approval of the Chairman. These amounts are subject to periodic review and mutually agreed upon revision between Employee and the Chairman.

7. Termination. Notwithstanding any other provision of the Agreement:

(a) For Cause by the Company. The Term (or any Renewal Term) and Employee’s employment may be terminated by the Company at any time in its sole discretion during the Term or any Renewal Term, “for Cause.” Termination “for Cause” shall include, but not be limited to, a termination for any of the following reasons: (i) the Employee has committed a willful serious act such as fraud, embezzlement or theft against Employer, (ii) the Employee has been convicted of a felony (or entered a plea of nolo contendere to a felony charge), (iii) the Employee has engaged in conduct that has caused demonstrable and serious injury, monetary and/or otherwise, to Employer, (iv) Employee in carrying out his duties hereunder has been found guilty of willful gross neglect or willful gross misconduct, (v) the Employee has refused to carry out his duties in gross dereliction of duty, (vi) the Employee has committed one or more acts of insubordination against Employer or its manager(s), or (vii) the Employee has materially and/or deliberately breached this Agreement. Upon termination of the Employee’s employment for Cause, Employee shall be entitled to receive his Base Salary through the date of termination (together hereinafter, “Accrued Amounts”).

(b) Death or Disability. The Term (or any Renewal Term) and Employee’s employment hereunder shall terminate upon (i) the Employee’s death or (ii) if the Employee becomes physically or mentally incapacitated as determined by medical conclusion and therefore has been unable for an aggregate of 60 days in any 365-day period, consecutive or not, to perform his duties (such incapacity is hereinafter referred to as “Disability”), upon written notice given while he remains so disabled. Upon termination of the Employee’s employment hereunder for either death or Disability, the Employee (or their estate, as the case may be) shall be entitled to receive any Accrued Amounts. Except for the amounts referred to in the preceding sentence, neither the Employee nor his estate shall have any further rights to any compensation or any other benefits under this Agreement. Until the date the Employee’s employment terminates, the Employee shall continue to receive his full compensation and benefits hereunder.

(c) Without Cause by the Company or for Good Reason by the Employee. The Employee may terminate his employment for Good Reason and the Company may terminate his employment without Cause. If the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason (as defined below), the Employee shall receive (i) the Accrued Amounts, and (ii) a severance amount equal to 6 month’s salary if such termination is done within the first year, and; (iii) a severance amount equal to 12 month’s salary if such termination is done thereafter. For the purposes of the Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without the Employee’s express written consent: (a) a material diminution in the Employee’s status, position, scope, powers, duties, authority or job responsibilities (except in connection with the termination of his employment for Cause or death or during an incapacity); (b) a change in the principal location at which the Employee performs his duties for the Company to a new location that is at least 50 miles from the prior location; or (c) any breach by the Company of a material term of this Agreement that is not cured within thirty (30) days after the Employee delivers to the Chairman of the Company a written notice that specifically identifies such breach. Notwithstanding the foregoing, following Employee’s giving of notice of his determination not to renew following the Term or any Renewal Term pursuant to Section 1, the Company may relieve Employee of his powers, duties and responsibilities, remove his title and any Board seat, and appoint another person to the Employee’s position without any such acts constituting “Good Reason”, provided that Employee’s compensation and benefits may not be reduced and he shall be treated for all purposes as a full-time active employee until the termination of the then-current employment term, or 60 days whichever is less.

(d) Termination by Employee. In the event the Employee terminates his employment with the Company other than for death or for Good Reason, the Employee shall be entitled to receive only his Accrued Amounts and vested Options, and, except for such amounts, the Employee shall have no further rights to any compensation or benefits hereunder.

8. Miscellaneous.

(a) Governing Law and Venue. This Agreement and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of Arizona, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction. Subject to Section 8(m) hereunder, the parties expressly agree that if legal action is required to interpret or enforce this Agreement, such action shall be filed in the state courts of Arizona.

(b) Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization or any law or governmental regulation. The Employee represents that he is authorized to enter into this Agreement and that his entering into the Agreement and the performance of his obligations thereunder will not violate any agreement between the Employee and any other person, firm or organization or any law or governmental regulation and that any conflict be resolved by mutual agreement.

(c) Entire Agreement. This Agreement, together with the Mutual NDA and Invention and Assignment Agreements executed of even date herewith, contain the entire agreement between the Company and the Employee concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto, including any agreement between the Company and Employee.

(d) Amendment or Waiver. This Agreement cannot be changed, modified or amended without the consent in writing of both the Employee and the Company. No waiver by either the Company or the Employee at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Employee or an authorized officer of the Company, as the case may be.

(e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the full extent permitted by law.

(f) Reasonableness. To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court or judiciary authority determines it is reasonable.

(g) Assignment. This Agreement shall not be assignable by the Employee. This Agreement may be assigned by the Company to a company which is a successor in interest to all of the business operations of the Company provided that such successor assumes the obligations hereunder in a writing promptly delivered to the Employee. Any assignment in accordance with the foregoing shall not be deemed to be a termination of employment with the Company for purposes of the Agreement.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company’s and the Employee’s personal and/or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or sent by United States certified or registered mail, return receipt requested, postage prepaid, to the following addresses.

To Employee:

John E. Howell

2000 S. Bayshore Drive, STE 66

Miami, FL 33133

To Company:

General Counsel

ComSovereign Holding Corp.

6600 N Eagle Ridge Drive

Tucson, Arizona 85750

These addresses may be changed by either party at any time upon providing written notice of such change to the other party in accordance with this Section.

(j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l) Headings. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provisions of this Agreement.

(m) Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or Employee’s employment or termination thereof, the parties may agree to attempt to settle such dispute, controversy or claim through mediation, which shall be conducted at a mutually agreed upon location in Pima County, Arizona. All reasonable fees and expenses related to any such mediation (including reasonable attorneys’ fees and related disbursements) shall be divided equally between the Employee and the Company.

(n) Non-Solicitation. During Employee’s employment with Employer and for a period of two (2) years after the later of (1) the expiration of this Agreement, or (2) the termination of Employee’s employment with Employer for any or no reason and by either party hereto, Employee shall not directly or indirectly engage in any of the following activities other than on behalf of and for the benefit of Employer:

(i) Solicit the employment of any person who is employed with Employer on a full or part-time basis either as an employee or independent contractor, specifically excluding those parties with whom Employee had a direct, preexisting relationship of any kind prior to execution of this Agreement; or

(ii) Solicit, directly or indirectly, business from any clients, customers or any other person or entity with whom Employer has had direct business dealings during Employee’s employment with Employer in a manner which directly competes with the business of Employer.

Employer and Employee agree and stipulate that the requirements and obligations of Employee set forth in this Section 8(n) are fair and reasonably necessary for the protection of the Company, its goodwill, and other protectable interests of Employer. Because of the difficulty of measuring economic losses to Employer as a result of the breach of any of the foregoing obligations of Employee and because of the immediate and irreparable damage which would be caused to Employer for which it would have no adequate remedy, Employer and Employee agree that in the event of a breach by Employee of any of the obligations or requirements of Employee as set forth in this Section 8(n), said obligations or requirements may be enforced by Employer by injunction and restraining orders. Notwithstanding the foregoing, the obligations or requirements set forth in this Section 8(n) shall not apply to Employee with regard to any person or entity with whom Employee had a direct, preexisting relationship of any kind prior to execution of this Agreement.

(o) Covenant Not to Compete.

(i) During the period of employment, Employee shall not directly or indirectly work for, consult with, manage, operate or have an ownership interest in a business or operation which directly competes with the business of Employer and which operates in the areas of the Company’s targeted or actual interests.

(ii) The restrictions and covenants contained in this Agreement shall be effective and enforceable from the date hereof until the date that is two (2) years after the later of (i) the expiration of the term hereof or (ii) the termination of Employee’s employment with Employer for any or no reason and by either party hereto, subject to the provisions of Section 7 above. Employee’s employment with Employer pursuant to the terms hereof constitutes at least a portion of the consideration for the restrictions upon Employee as set forth herein.

(iii) If the foregoing provisions of this Section 8(o) relating to the duration of the restrictive nature of this covenant not to compete or the geographic areas restricted by this covenant not to compete are found to be unenforceable by a court of competent jurisdiction because such provisions are found to be overbroad or exceed the parameters and limitations for the Employer’s reasonable protection, then the restrictions contained in this Section 8(o) upon the activities of Employee shall be limited to the following:

(a) That geographic area which a court of competent jurisdiction may deem to be equitable and to be adequate to reasonably protect the Employer; and

(b) That period of time which a court of competent jurisdiction may deem to be equitable and to be adequate to reasonably protect the Employer.

(p) Non – Disclosure of Confidential Information.

(i) Confidential Information. As used herein the term “Confidential Information” shall mean and include, without limitation, any and all business and/or operating plans or models, client or customer lists (including but not limited to any and all databases of customers, clients, contacts and/or vendors), trade secrets, the prices it obtains or has obtained from the sale of its products or services, employee and benefit plans, including compensation packages, training procedures, computer programs, computer software and any other proprietary information of Employer disclosed to Employee, which includes, but is not limited to, any Company proprietary information, technical data or know-how, including but not limited to, research, products, customer lists and customers, developments, inventions, processes, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to the Employee by the Company either directly or indirectly in writing, orally or by observation, or otherwise obtained by the Employee during or immediately prior to his service as an employee of the Company, but only to the extent not generally otherwise known in the industry.

(ii) Non-Disclosure of Confidential Information. (Covered by separate agreement of even date herewith.)

(iii) Survival. The restrictions and terms contained in this Section 8(p) shall be effective and enforceable from the date hereof and shall remain effective and enforceable at all times after the termination or expiration of the term hereof.

(q) Legal Representation. By signing this Agreement, Employee expressly waives any claims that he did not understand or have representation regarding any terms or conditions contained in this Agreement, and has had opportunity to consult with legal counsel regards the terms and conditions herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE:		EMPLOYER:

JOHN E. HOWELL		COMSOVEREIGN HOLDING CORP.
(A Nevada Corporation)

By:	/s/ John E. Howell	By:	/s/ Daniel L. Hodges
	John E. Howell		Daniel L. Hodges
Chief Executive Officer